SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                       October 11, 2002 (October 11, 2002)
                Date of Report (Date of earliest event reported)

                             OHIO VALLEY BANC CORP
             (Exact name of registrant as specified in its charter)

                                      Ohio
                 (State or other jurisdiction of incorporation)

                               0-20914 31-1359191
          (Commission file number) (IRS Employer Identification Number)

                    420 Third Avenue, Gallipolis, Ohio 45631
               (Address of principal executive offices) (Zip code)

       Registrant's telephone number, including area code: (740) 446-2631

                                 Not Applicable
         (Former name or former address, if changed since last report.)





                            Exhibit Index at Page 4.

Item 1. Changes in Control of Registrant.
         Not applicable.

Item 2. Acquisition or Disposition of Assets.
         Not applicable.

Item 3. Bankruptcy or Receivership.
         Not applicable.

Item 4. Changes in Registrant's Certifying Accountant.
         Not applicable.

Item 5. Other Events.
      On October 11, 2002, Ohio Valley Banc Corp issued a news release announcing its earnings for the third quarter and year-to-date periods ending September 30, 2002. The information contained in the news release, which is attached as Exhibit 99 to this Form 8-K, is incorporated herein by this reference.

Item 6. Resignations of Registrant's Directors.
         Not applicable.

Item 7. Financial Statements and Exhibits.

         (a)      Financial statements of business acquired:
                           Not applicable.

         (b)      Pro forma financial information:
                           Not applicable.

         (c)      Exhibits:
                  99 Press release of Ohio Valley Banc Corp dated October 11, 2002, announcing the company's earnings for the third quarter and year-to-date periods ending September 30, 2002.

Item 8. Change in Fiscal Year.
         Not applicable.

Item 9. Sales of Equity Securities Pursuant to Regulation S.
         Not applicable.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                                 OHIO VALLEY BANC CORP


Date: October 11, 2002                           By /s/ Jeffrey E. Smith
                                                 -------------------------------
                                                 Jeffrey E. Smith, President and
                                                 Chief Executive Officer

                                  EXHIBIT INDEX



Exhibit Number                                      Description
--------------                                      -----------
     99 Press release of Ohio Valley Banc Corp dated October 11, 2002, announcing the company's earnings for the third quarter and year-to-date periods ending September 30, 2002.

                                   Exhibit 99


                 Ohio Valley Banc Corp Continues Earnings Growth

Gallipolis, Ohio, October 11, 2002

Ohio Valley Banc Corp [Nasdaq:OVBC] reported consolidated net earnings for the quarter ended September 30, 2002, of $1,410,000 representing an increase of 15.6 percent over the prior year. Earnings per share for the third quarter of 2002 were $.41, up 17.1 percent from the $.35 earned the third quarter of 2001. For the nine months ended September 30, 2002, consolidated net earnings were $4,014,000, up 15.3 percent compared to $3,482,000 a year ago. Earnings per share were $1.16 for the first nine months of 2002 versus $1.00 last year, an increase of 16.0 percent.

Strong net interest income growth continues to drive OVBC's double-digit earnings growth. For the nine months ended September 30, 2002, net interest income improved $2,859,000 or 16.8 percent over last year. The increase in net interest income was the result of a decline in total interest expense of $2,793,000 or 15.1 percent versus relatively no change in total interest income due to strong loan growth. For the third quarter of 2002, net interest income increased $745,000 or 12.2 percent over the prior year third quarter. The Company's net interest income has benefited from the current interest rate environment and is reflected in the net interest margin which improved to 4.36 percent for the first nine months of 2002 from 4.28 percent the prior year.

Providing additional revenue growth was an increase of $368,000 or 9.8 percent in noninterest income which totaled $4,118,000 for the nine months ended September 30, 2002, as compared to $3,750,000 for the same time period last year. For the three months ended September 30, 2002, noninterest income increased $152,000 over the prior year third quarter. Income from deposit and loan service fees as well as bank owned life insurance provided a majority of the growth.

On a year-to-date basis, noninterest expense totaled $14,935,000 in 2002, an increase of $1,123,000 or 8.1 percent compared to $13,812,000 the previous year. Salaries and employee benefits, OVBC's largest noninterest expense grew $628,000 or 8.5 percent for the first nine months of 2002, as compared to the same time period in 2001. The increase was related to annual merit increases, incentive-based compensation and the rising cost of medical insurance. Impacting the 2002 year-to-date results was the charge off of fraudulent checks during the second quarter with the impact net of recoveries being $389,000 on other noninterest expense. The remaining noninterest expense categories have increased minimally from 2001. For the third quarter of 2002, noninterest expense totaled $4,752,000, up $173,000 or 3.8 percent compared to the same time period last year. OVBC's efficiency ratio continues to improve driven by revenue growth (net interest income plus noninterest income) of 15.5 percent versus total expense growth of 8.1 percent. The efficiency ratio was 61.0 percent for the nine months ending September 30, 2002, as compared to 65.0 percent the prior year.

For the first nine months of 2002, the Company's provision for loan losses increased $1,330,000 over the same time period last year in relation to an increase in net charge-offs of $1,239,000. Nonperforming loans at September 30, 2002 stood at $9,216,000 compared to $7,036,000 at September 30, 2001 and $6,310,000 at year end. The increase in nonperforming loans was the result of a single commercial line which is in the process of collection. The commercial line represented .79 percent of total loans. Nonperforming loans as a percentage of total loans were 1.64 percent for the quarter ending September 30, 2002 compared to 1.42 percent at September 30, 2001 and 1.24 percent at year end 2001. The allowance for loan losses stood at 1.25 percent of total loans at September 30, 2002, which included a specific allocation of $450,000 for the commercial line mentioned above, should a loss become reality. The 1.25 percent allowance for loan losses for September 30, 2002 compares to 1.21 percent at September 30, 2001 and to 1.23 percent at year end 2001. Management has increased the ratio of allowance to total loans based on an increase in nonperforming loans and the continued uncertainty of economic conditions. While management is comfortable that the allowance for loan losses is adequate to absorb future losses inherent in the loan portfolio, management is prepared to increase the allowance should economic conditions dictate.

Total assets increased $60,181,000 or 9.5 percent from year end 2001 to reach $695,180,000 at September 30, 2002. Driving asset growth was an increase in total loans of $51,906,000 or 10.2 percent from year end. For the first nine months of 2002, loan growth has exceeded management's expectations, particularly in commercial real estate and indirect automobile lending. Funding came primarily from deposits which are up $50,773,000 or 11.1 percent from December 31, 2001. A significant portion of the deposit growth occurred in NOW accounts and time deposits.

President and CEO Jeff Smith stated, "We are pleased with the third quarter results which produced double digit earnings growth. Strong revenue growth and expense control continues to make Ohio Valley a more efficient Company which is reflected in shareholder value as return on equity improved to 11.33 percent for the first nine months of 2002 from 10.35 percent the same time period last year."

Ohio Valley Banc Corp common stock is traded on the NASDAQ Stock Market under the symbol OVBC. The holding company owns three subsidiaries: Ohio Valley Bank, Loan Central, and Ohio Valley Financial Services Agency. Learn more about Ohio Valley Banc Corp at www.ovbc.com.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

                              Three months ended            Nine months ended
                                 September 30,                 September 30,
                              2002         2001             2002         2001
                           ----------   ----------       ----------   ----------
PER SHARE DATA
  Earnings per share           $0.41        $0.35            $1.16        $1.00
  Dividend per share           $0.17        $0.16            $0.50        $0.47
  Book value per share        $14.22       $13.39           $14.22       $13.39
  Dividend payout ratio        41.68%       45.31%           43.07%       46.84%
  Weighted average shares
   outstanding             3,459,337    3,456,661        3,459,768    3,467,768

PERFORMANCE RATIOS
  Return on average equity     11.58%       10.64%           11.33%       10.35%
  Return on average assets      0.82%        0.81%            0.81%        0.80%
  Net interest margin           4.28%        4.36%            4.36%        4.28%
  Efficiency Ratio             56.68%       60.89%           61.02%       64.99%
  Average Earning Assets
   (in 000's)               $643,279     $563,472         $620,009     $542,612

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

                                     Three months ended      Nine months ended
(in $000's)                             September 30,           September 30,
                                       2002       2001         2002       2001
                                    ---------  ---------    ---------  ---------
Interest income:
     Interest and fees on loans      $11,159     11,145       $32,746     32,261
     Interest and dividends on
      securities                         960      1,014         2,869      3,288
          Total interest income       12,119     12,159        35,615     35,549
Interest expense:
     Deposits                          3,827      4,729        11,467     14,907
     Borrowings                        1,453      1,336         4,240      3,593
          Total interest expense       5,280      6,065        15,707     18,500
Net interest income                    6,839      6,094        19,908     17,049
Provision for loan losses              1,541      1,092         3,495      2,165
Noninterest income:
     Service charges on deposit
      accounts                           806        757         2,301      2,229
     Trust fees                           51         53           164        168
     Income from bank owned insurance    172        146           512        430
     Other                               395        316         1,141        923
          Total noninterest income     1,424      1,272         4,118      3,750
Noninterest expense:
     Salaries and employee benefits    2,726      2,464         8,045      7,417
     Occupancy expense                   324        317           959        943
     Furniture and equipment expense     280        267           814        806
     Data processing expense             144        185           435        408
     Other                             1,278      1,346         4,682      4,238
          Total noninterest expense    4,752      4,579        14,935     13,812
Income before income taxes             1,970      1,695         5,596      4,822
Income taxes                             560        475         1,582      1,340
NET INCOME                            $1,410      1,220        $4,014      3,482

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in 000's)                                   September 30,        December 31,
                                                 2002                2001
                                           ----------------     ----------------
ASSETS
Cash and noninterest-bearing
 deposits with banks                            $19,592              $17,288
Federal funds sold                               12,300                9,000
     Total cash and cash equivalents             31,892               26,288
Interest-bearing balances with banks              1,495                1,264
Securities available-for-sale                    63,338               61,559
Securities held-to-maturity
  (estimated fair value:  2002 -
  $16,193 , 2001 - $14,421)                      15,119               13,973
Total loans                                     560,566              508,660
  Less:  Allowance for loan losses               (6,982)              (6,251)
     Net loans                                  553,584              502,409
Premises and equipment, net                       8,346                8,702
Accrued income receivable                         3,512                3,420
Intangible assets, net                            1,169                1,267
Bank owned life insurance                        12,526               12,089
Other assets                                      4,199                4,028
          Total assets                         $695,180             $634,999

LIABILITIES
Noninterest-bearing deposits                    $56,438              $56,735
Interest-bearing deposits                       450,196              399,126
     Total deposits                             506,634              455,861
Securities sold under agreements to
 repurchase                                      26,163               29,274
Other borrowed funds                             91,299               90,856
Obligated mandatorily redeemable
 capital securities of subsidiary trust          13,500                5,000
Accrued liabilities                               8,435                7,708
          Total liabilities                     646,031              588,699

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value,
 10,000,000 shares authorized; 2002 -
 3,602,854 shares issued,
 2001 - 3,579,250 shares issued)                  3,603                3,579
Additional paid-in capital                       29,751               29,207
Retained Earnings                                18,264               15,979
Accumulated other comprehensive income            1,441                1,043
Treasury stock at cost (2002 -
147,115 shares, 2001 - 129,990 shares)           (3,910)              (3,508)
          Total shareholders' equity             49,149               46,300
               Total liabilities and
                 shareholders' equity           $695,180            $634,999


Contact:    Scott Shockey or Chris Petro
            1-800-468-6682 or (740) 446-2631